Filed Pursuant to Rule 424(b)(3)
Registration No. 333-269448

PROSPECTUS SUPPLEMENT NO. 6
(to prospectus dated May 30, 2023)

AlTi Global, Inc.

Shares of Class A Common Stock
Warrants to Purchase Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 30, 2023, with respect to our Registration Statement on Form S-1 (File No. 333-269448) (as supplemented to date, the “Prospectus”), with the information contained in the attached Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 7, 2023 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Capitalized terms used but not defined in this prospectus supplement will have the meanings given to them in the Prospectus.

Our shares of Class A Common Stock are traded on the Nasdaq Capital Market under the symbol “ALTI”. On September 5, 2023, the closing price of the Class A Common Stock was $7.35 per share.

Investing in our securities involves risks. You should carefully read the discussion in “Risk Factors” beginning on page 7 of the Prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 7, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K
____________________

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 31, 2023
____________________

AlTi Global, Inc.
(Exact name of registrant as specified in its charter)
___________________

Delaware	001-40103	92-1552220
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

520 Madison Avenue, 21st Floor New York, New York	10022
(Address of principal executive offices)	(Zip Code)
(212) 396-5904
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
___________________

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ALTI	Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

________________________________________________________________________________

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 31, 2023, Kevin T. Kabat notified the Board of Directors (the “Board”) of Alti Global, Inc. (the “Company”) of his decision to retire from the Company’s Board, and all committees thereof, effective immediately. Mr. Kabat’s decision to retire was not due to any disagreement with the Company on any matter, or relating to its operations, policies, or practices.

On September 1, 2023, the Board elected Timothy Keaney to replace Mr. Kabat as Chairman of the Board, effective immediately. Mr. Keaney has served as a member of the Board and the chair of the Board’s Audit, Finance & Risk Committee (“Audit Committee”) since January 2023. Mr. Keaney previously held various executive roles at the Bank of New York Company from 2000 to 2007, when it merged with the Mellon Financial Corporation. He continued at the new Bank of New York Mellon Corporation for another seven years, in roles including Chief Executive Officer of Asset Servicing, Vice Chairman, and Chief Executive Officer of Investment Services. Mr. Keaney has served on the board of directors of UNUM since 2012, currently serving as a member of its finance committee and as chairman of its audit committee.

Also on September 1, 2023, the Board elected Mark F. Furlong to serve as a member of the Board, effective immediately, filling the vacancy created by Mr. Kabat’s retirement. Concurrently with his election to the Board, Mr. Furlong will join the Board’s Audit Committee as chair. Mr. Furlong is the former President and Chief Executive Officer of BMO Harris Bank, N.A., a role he held from 2011 until his retirement in 2015. Previously, he worked at Marshall & Ilsley Corporation, which he joined in 2001 as Chief Financial Officer, was elected President in 2004, Chief Executive Officer in 2007 and Chairman in 2010. His prior experience includes service as Chief Financial Officer of Old Kent Financial Corp., as First Vice President, Corporate Development for H.F. Ahmanson & Company and as audit partner for Deloitte & Touche LLP. Mr. Furlong currently serves as a Director of Kforce Inc. There are no understandings or arrangements between Mr. Furlong and any other person pursuant to which he was selected to serve as a director of the Company and there are no reportable transactions under Item 404(a) of Regulation S-K.

The Board also designated (i) Norma Corio to serve as chair of the Board’s Human Capital and Compensation Committee and (ii) Judy Lee to join the Board’s Environmental, Social, Governance and Nominating Committee.

Item 9.01	Financial Statements and Exhibits.
The following exhibits are being filed herewith:

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 7, 2023	ALTI GLOBAL, INC.

/s/ Michael Tiedemann
Michael Tiedemann
Chief Executive Officer